Filed pursuant to Rule 433 Registration Statement Nos. 333-162193 and 333-162193-01

RBS Bonus Notes with Contingent Buffer linked to
the S and P 500 Index
78009PAU5

Product is in subscription until 06/22/11 - 07/08/11 (still 16 days)

Product Detail | Underlying Detail | Interactive Chart

Product Facts
Product type    Buffered
Underlying      S and P 500
Currency            USD
Maturity        07/11/14
Settlement Date 07/13/11
Performance and Statistics
Codes
CUSIP 78009PAU5

Please read the relevant prospectus, which contains material terms of the securities and important risks that you should consider, before investing.

Top 5 Buffered
  Digital Buffer linked to +0.00%**
  the S and P 500
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  S and P 500 Double-Up    +0.00%**
  Certificate
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  Digital Buffer linked to -0.03%**
  the S and P 500
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  Digital Buffer linked to -0.05%**
  the S and P 500
-------------------------------------
  Digital Buffer linked to -0.10%**
  the S and P 500

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    Download Prospectus (629
    KB)
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Disclaimer
*If you are an individual investor and would like additional information about the current offerings above, please contact your broker-dealer or financial advisor. You should consult your financial and tax advisor to determine whether a structured product is suitable for you and your investment needs and objectives. You must make your own independent decisions regarding any securities or financial instruments mentioned herein. You should consider whether an investment strategy or the purchase or sale of any structured product is appropriate for you in the light of your particular investment needs, objectives, risk tolerance, and financial circumstances.

If you are a registered representative or a financial professional and would like additional information about the offerings above, please contact Private
Investor Products North America at 1-866-PIP-IDEA (1-866-747-4332).

Information on the website regarding the performance of a security or the underlying or any other financial instrument always relates to the past. Past performance is not indicative of future results.

SEC Legend
The Royal Bank of Scotland N.V. ("RBS N.V.") and The Royal Bank of Scotland plc
("RBS plc") have each filed a registration statement (including a prospectus)
with the United States Securities and Exchange Commission (the "SEC") for the
offering of securities that are issued by RBS N.V. and guaranteed by RBS
Holdings N.V. or that are issued by RBS plc and guaranteed by The Royal Bank of
Scotland Group plc. Before you invest in any securities referenced on this website, you should read the prospectus in the relevant registration statement and other documents that have been filed with the SEC for more complete information about relevant issuer and guarantor, and their respective offerings. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, RBS N.V., RBS plc, or their affiliates will arrange to send you the prospectus if you request it by calling toll free
1-(888) 644-2048.

** From close of business yesterday